Exhibit 10.26

SEPARATION AGREEMENT
AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") is between Wisconsin Energy Corporation ("Company") and Kristine A. Rappé ("Employee").

RECITALS

The Company and Employee have agreed that Employee will voluntarily terminate employment with the Company effective February 28, 2013 (the "Out of Service Date"). The Company and Employee desire to affect a final resolution and settlement of all matters and issues relating directly or indirectly to Employee's employment with the Company and Employee's February 28, 2013 separation from that employment, and have arrived at a compromise of all such matters in this Agreement.

AGREEMENTS

1.Acknowledgment of Full Compensation Through Date of Agreement. Employee acknowledges and agrees that, with the payment of salary by the Company to Employee on the Company's next payroll disbursement date (less ordinary tax withholding and all required deductions), Employee will have received from the Company and its related entities all salary, fringe benefits (including without limitation by enumeration, expense reimbursement, 401(k) plan contributions, and retirement plan contributions) and all other compensation and benefits owed by the Company to Employee ("Other Compensation and Benefits") through and including the date Employee executes this Agreement. Employee further acknowledges and agrees that Employee is not (and shall not become) eligible for or otherwise entitled to any compensation rights including, but not limited to, wages, benefits, reimbursements, accelerated vesting, benefit enhancements, or payments under: (a) the We Energies Severance Pay Plan for Management Employees or any other severance pay or separation plans or agreements (any "Severance Pay Plans"), and/or (b) her Amended and Restated Senior Officer, Change in Control, Severance and Non-Compete Agreement between the Company and Employee dated December 30, 2008 (the "ILA").

2.Compensation from Date of Agreement Through Out of Service Date. For services performed following the date of this Agreement through the Out of Service Date (the "Interim Period"), Employee shall continue to receive her regular monthly salary of $35,009.75 (gross), subject to normal tax withholding and all required deductions, and all Other Compensation and Benefits. Employee acknowledges and agrees that, following the Out of Service Date, Employee shall not be entitled to any Other Compensation and Benefits from the Company arising out of Employee's employment, that the Out of Service Date shall serve as a qualifying event for purposes of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and Employee shall be entitled to COBRA continuation on an after-tax basis at her expense. Employee further acknowledges and agrees that, during the Interim Period and upon the Out of Service Date, Employee is not (and shall not become) eligible for or otherwise entitled to any compensation rights including, but not limited to, wages, benefits, reimbursements, accelerated vesting, benefit enhancements, or payments under: (a) any Severance Pay Plans, and/or (b) her ILA. Employee's rights to benefits under the Wisconsin Energy Corporation

Omnibus Stock Incentive Plan and the Wisconsin Energy Corporation Performance Unit Plan, and all other benefits available to employees of the Company generally shall be governed by the terms of those plan documents.

3.Duties During the Interim Period. The parties agree that during the Interim Period, Employee shall continue to perform Employee's normal job duties, or such other duties as may from time to time be required by the Company. Employee acknowledges and agrees that, during the Interim Period, Employee shall maintain a positive and constructive attitude and demeanor and shall also use Employee's best efforts to assist the Company in making an orderly transition relative to Employee's separation from employment.

4.Consideration.

(a)Conditioned upon: (i) Employee's signing of this Agreement and Employee's return of the Agreement to the Company; (ii) expiration of the seven day revocation period without revocation; and (iii) Employee's properly executing and returning the attached acknowledgment form to the Company (Exhibit A), the Company shall pay Employee a total gross payment of $50,000, less ordinary tax withholding and all required deductions. This amount shall be paid on January 1, 2013 (or the first payroll thereafter).

(b)Conditioned upon: (i) Employee's signing of this Agreement and Employee's return of the Agreement to the Company; (ii) expiration of the seven day revocation period without revocation; (iii) Employee's properly executing and returning the attached acknowledgment form to the Company (Exhibit A); (iv) Employee's performance of her duties during the Interim Period in an acceptable and professional manner; (v) and within ten (10) calendar days after the Out of Service Date, Employee's properly executing and returning to the Company the Release and Waiver of Interim Claims Form (Exhibit B), the Company shall pay Employee a total gross separation payment of $2,450,000 (the "Total Amount"), less ordinary tax withholding and all required deductions. Subject to these conditions, $991,760 of the Total Amount shall be paid in the form of a lump sum on September 1, 2013. Subject to these conditions, $1,458,240 of the Total Amount shall be paid in the form and at the time provided for payments under the Wisconsin Energy Corporation Supplemental Pension Plan (the "SPP"), and subject to the Employee's designation in her payment timing election on file with the Plan Administrator of the SPP, taking into consideration the six month delay of payment required under the terms of that SPP for payments to a specified employee upon separation from service. This provision shall not be interpreted to allow the Employee to delay payment in violation of Internal Revenue Code section 409A. Accordingly, although payment is conditioned upon the requirements of this paragraph 4(b), payments shall be forfeited if they are normally payable but the requirements of this paragraph 4(b) have not been meet.

(c)In addition to the consideration payable under paragraphs (a) and (b) above, and conditioned upon the conditions described in paragraph (b)(i) through (v), above, if employee remains employed until the Employee's Out of Service Date, the Company shall deem Employee to be fully vested under her SERP Benefit B payable under the SPP as if she had attained age 60 while employed by the Company (this vesting with respect to SERP Benefit B shall not be taken into account for purposes of the application of section 3.2 of the SPP and this paragraph (c) shall be interpreted so as to not provide any duplication of benefits under the SPP).

(d)The consideration specified in paragraph 4(b), (c), and (e) shall not be deemed "compensation" for purposes of any of the Company's qualified retirement plans or other benefit programs, and payment of this consideration does not entitle Employee to any retirement plan contributions by the Company for Employee's benefit or account. Employee is not otherwise entitled to this consideration, and this consideration constitutes additional consideration for Employee's release and waiver of potential claims identified in paragraph 7 below, including without limitation a potential claim for age discrimination under the Age Discrimination in Employment Act.

(e)Other Benefits. Conditioned upon the conditions described in paragraph (b)(i) through (v), above, if employee remains employed until the Employee's Out of Service Date, the Company shall, at its sole expense as incurred, provide Employee with continued financial planning counseling through December 31, 2013, on the same terms and conditions as were in effect immediately before her Out of Service Date. Employee shall be eligible to seek reimbursement for such benefits up to a fixed dollar amount that is equal to the amount in effect for 2013. The Company's reimbursement to Employee for financial planning expenses incurred shall occur on or before March 15, 2014.

5.Confidentiality and Non-Disclosure of Agreement. Employee agrees that this Agreement, and its terms and provisions, are strictly confidential and shall not be divulged or disclosed in any way to any person other than Employee's spouse, legal counsel, or tax advisor, unless otherwise required by law. Should Employee choose to divulge the terms and conditions of this Agreement to Employee's spouse, legal counsel, or tax advisor, Employee shall ensure that they will be similarly bound to keep the same confidential. A breach of this paragraph by Employee's spouse, legal counsel, or tax advisor shall be considered a breach of this paragraph by Employee.

6.Non-Admission of Liability. Neither this Agreement nor any action taken by the Company pursuant to it shall in any way be construed as an admission by the Company of any liability, wrongdoing, or violation of law, regulation, contract or policy regarding any of the Company's decisions and actions regarding the employment or separation from employment of Employee.

7.Release and Waiver of Claims.
(a)Release of Claims Through Date of Agreement. For valuable consideration from the Company as stated above, Employee, for Employee and Employee's heirs, personal representatives, successors and assigns, hereby releases all claims of whatever nature that Employee may have against the Company, its affiliates, subsidiaries, predecessors, successors and assigns and its and their present, former or later insurers, agents, representatives, officers, administrators, directors, shareholders and employees (collectively "Releasees"), which arise out of or are in any manner based upon or related to the employment relationship between Employee and the Company, and the decision to end that employment relationship effective the Out of Service Date, and from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the date of this Agreement; provided, however, that this Agreement will not prevent any party from asserting a claim against the other party for breach of this Agreement, Without limitation to the foregoing, Employee specifically releases, waives and forever discharges the Releasees from and against all liabilities, claims, actions, demands, damages and costs of every nature, whether known or unknown, asserted or unasserted, which arise under the Wisconsin Fair Employment Act; Title VII of the Civil Rights Act of 1964, as amended; the Genetic Information Nondiscrimination Act; the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Americans With Disabilities Act, as amended; the Equal Pay Act; state or federal parental, family and medical leave acts; or arising under any other local, state or federal statute, ordinance, regulation or order, or which involve a claim or action for wrongful discharge, breach of contract (express or implied) and/or any other tort or common law cause of action (collectively, the "Released Causes of Action"). This waiver and release does not affect those rights or claims that arise after the execution of this Agreement. Nor does this waiver and release affect those rights or claims that cannot be waived by law.

(b)Release and Waiver of Interim Claims. Subject to the foregoing, in partial consideration for the benefits described in paragraph 4(b), 4(c), and 4(e) of this Agreement, Employee agrees to execute, within ten (10) calendar days after the Out of Service Date, in the form provided at Exhibit B, a further release and waiver of all claims for the period beginning with the execution of this Agreement through and including the Out of Service Date. In particular, Employee, for Employee and Employee's heirs, personal representatives, successors and assigns, will thereby agree to release all claims of whatever nature that Employee may have against the Releasees, including without limitation those which Employee may have on account of or arising out of the employment relationship between Employee and the Company during the Interim Period and the end of the employment relationship, and from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the Out of Service Date; provided, however, that this Agreement will not prevent any party from asserting a claim against the other party for breach of this Agreement. Without limitation to the foregoing, Employee will thereby specifically release, waive and forever discharge the Releasees, during the period just described, from and against all liabilities, claims, actions, demands, damages and costs of every nature, whether known or unknown, asserted or unasserted, which arise under the Released Causes of Action. Employee agrees to signify her release and waiver of any such interim claims by executing, within ten (10) calendar days after the Out of Service Date, the Release and Waiver of Interim Claims Form attached hereto as Exhibit B and incorporated herein by reference, and by returning it to the Company. This release and waiver of interim claims does not affect those rights or claims that arise after the Out of Service Date. Nor does this waiver and release affect those rights or claims that cannot be waived by law.

(c)While nothing contained in this Agreement shall be interpreted to prevent the United States Equal Employment Opportunity Commission from investigating and pursuing any matter which it deems appropriate, Employee understands and agrees that, by signing this Agreement and the Release and Waiver of Interim Claims Form, Employee is waiving any and all rights Employee may have to reinstatement, damages, remedies, costs, attorney's fees or other relief as to any claims Employee has released which arose prior to the execution of this Agreement and any rights Employee has waived as a result of Employee's execution of this Agreement through and including the Out of Service Date.

8.No Reinstatement, Reemployment or Rehire. Employee expressly declines reinstatement, reemployment or rehire by the Company following the Out of Service Date and waives all rights to claim such relief. If Employee should apply for employment with the Company or with any of its related entities following the Out of Service Date, Employee agrees that Employee has no entitlement to such employment and may be denied employment on the basis of this Agreement.

9.No Pending Matters. Employee warrants and represents that Employee has not filed any pending complaint, charge, claim or grievance concerning Employee's compensation, separation from employment or terms and conditions of employment against the Company with any local, state or federal agency, court or commission, and that if any agency, commission or court assumes jurisdiction of any such complaint or charge on behalf of Employee, Employee will immediately request that agency, commission, or court to dismiss such proceeding.

10.Non-Disparagement. Employee agrees to maintain a positive and constructive attitude and demeanor towards the Company, its directors, officers, shareholders, employees and agents, and agrees to refrain from making derogatory comments or statements of a negative nature about the Company, its directors, officers, shareholders, employees and agents, to anyone, including, but not limited to, current and former Company customers, employees, suppliers, vendors, and referral sources.

11.Return of Company Property. Employee represents and agrees that on or before the Out of Service Date, Employee will return any and all Company records and files and any copies thereof (whether in electronic or paper form), keys, keyless entry cards, documents, confidential or proprietary information, computer equipment, CDs, computer software programs, vehicles, credit cards and any other property owned by or belonging to the Company in Employee's possession or under Employee's control, without any originals or copies being kept by Employee or conveyed to any other person. Employee also agrees to cooperate with any request by the Company to review the Employee's personal electronic device(s) for purposes of removing any Company data. Employee acknowledges that, to the extent permitted by law, Employee will be liable to Company for the Company's costs incurred in enforcing its rights under this paragraph 11, including Company's reasonable attorneys' fees.

12.Binding Agreement. This Agreement shall be binding upon Employee and upon Employee's heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors and assigns.

13.No Waiver. The failure by Company to enforce any right or remedy available to it under this Agreement shall not be construed to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. No waiver of rights under this Agreement shall be effective unless made in writing with specific reference to this Agreement.

14.Severability. It is understood and agreed that the provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions herein shall not affect the validity and enforceability of the other provisions herein.

15.Complete and Exclusive Agreement. The parties understand and agree that this Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of settlement, that no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein and that this Agreement is fully understood by the parties. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought.

16.Consideration Period. Employee represents and agrees that Employee has had the opportunity and time to consult with legal counsel concerning the provisions of this Agreement, and that the Company has given Employee up to twenty-one (21) days to consider this Agreement.

17.Parties Right to Revoke. Employee may revoke the Agreement within seven (7) calendar days of Employee's signing of the Agreement. For this revocation to be effective, written notice must be received by Susan Martin, EVP, General Counsel and Corporate Secretary, 231 W. Michigan Street, Milwaukee, WI 53201, no later than the seventh calendar day after Employee signs the Agreement. In addition, the parties understand and agree that the Company has the right to revoke its offer at any time prior to Employee's signing of this Agreement and return of it to the Company, for any reason including, without limitation, Employee's making of derogatory comments or statements of a negative nature about the Company, its directors, officers, shareholders, employees and agents to anyone, including, but not limited to, current and former Company customers, employees, suppliers, vendors, and referral sources.

18.Acknowledgment. The undersigned parties acknowledge and agree that they have carefully read the foregoing document, that a copy of the document was available to them prior to execution, that they understand its contents including its release of claims, that they have been given the opportunity to ask any questions concerning the Agreement and its contents, and have signed this Agreement as their free and voluntary act.

19.Effective Date. This Agreement shall be deemed effective upon the expiration of the seven-day revocation period following Employee's signature on this Agreement.
IN WITNESS WHEREOF, the parties herein executed this Agreement as of the date appearing next to their signatures.

WISCONSIN ENERGY CORPORATION

Date: December 22, 2012	By: /s/ Susan H. Martin
Executive Vice President, General
Counsel and Corporate Secretary

CAUTION: THIS IS A RELEASE. THE COMPANY HEREBY
ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY AND READ IT BEFORE SIGNING. THIS AGREEMENT MAY BE REVOKED
IN WRITING BY EMPLOYEE WITHIN SEVEN (7) CALENDAR DAYS OF
EMPLOYEE'S EXECUTION OF THE DOCUMENT.

Dated: December 21, 2012	/s/ Kristine A. Rappé

EXHIBIT A

SEVEN DAY RIGHT TO REVOCATION
ACKNOWLEDGEMENT FORM

I, Kristine A. Rappé, hereby acknowledge that Wisconsin Energy Corporation has tendered the Agreement offer which I voluntarily agreed to accept on December 21, 2012, a date at least seven calendar days prior to today's date.

I certify that seven calendar days have elapsed since my voluntary acceptance of the above-referenced offer (i.e., seven days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced Agreement.

Signed this 31 day of December 2012 at Milwaukee Wisconsin.

/s/ Kristine Rappé
Kristine A. Rappé

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